SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                   FORM 8-K/A
                           AMENDMENT NO. 1 TO FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 13, 2002

                                   ----------


                          VISHAY INTERTECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)




           Delaware                       1-7416                 38-1686453
(State or other jurisdiction of    (Commission file number)   (I.R.S. employer
 incorporation or organization)                              identification no.)




        63 Lincoln Highway
        Malvern, Pennsylvania                                    19355-2120
(Address of principal executive offices)                         (Zip code)

       Registrant's telephone number, including area code: (610) 644-1300





         (Former name or former address, if changed since last report.)

This Form 8-K/A amends the Form 8-K filed by the Registrant on December 23, 2002. The following items have been amended:

      Item 7.     Financial Statements, Pro Forma Financial Information and
                  Exhibits

            (a)   Financial Statements of BCcomponents Holdings B.V.

                  Consolidated Balance Sheet (Unaudited) -- December 31, 2000 and 2001.

                  Consolidated Statement of Income (Unaudited) -- Year ended December 31, 2000 and 2001.

                  Consolidated Statement of Cash Flow (Unaudited) -- Year ended December 31, 2000 and 2001.

                  Notes to Consolidated Financial Statements (Unaudited).

                  Consolidated Balance Sheet (Unaudited)-- September 30, 2002.

                  Consolidated Statements of Income (Unaudited) -- Nine Months ended September 30, 2001 and 2002.

                  Consolidated Statements of Cash Flows (Unaudited) -- Nine Months ended September 30, 2001 and 2002.


            (b)   Pro Forma Financial Information.

                  Pro Forma Condensed Consolidated Balance Sheet (Unaudited) -- September 30, 2002.

                  Pro Forma Condensed Consolidated Statement of Income (Unaudited) -- Year ended December 31, 2001 and Nine Months ended September 30, 2002.

                  Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited).

Consolidated balance sheet (Unaudited)
At December 31, 2001

(Before appropriation of net income)
(Currency - Millions of Euros)

                                                         2001        2000
                                                        (euro)      (euro)
ASSETS

Fixed assets
Financial fixed assets                                    1.6          --
Intangible fixed assets                                   0.6          0.8
Tangible fixed assets                                    94.4         90.5
                                                        -----        -----

                                                         96.6         91.3
                                                        -----        -----
Current assets
Inventory
     Raw materials and supplies                          14.0         17.1
     Work in process                                      7.8         12.3
     Finished products and trade goods                   26.9         37.2
                                                        -----        -----

                                                         48.7         66.6
                                                        -----        -----

Accounts receivable trade                                40.0         67.3
Other receivables                                         3.9          3.9
Prepaid expenses                                          1.4          0.8
                                                        -----        -----

                                                         45.3         72.0
                                                        -----        -----

Cash                                                     22.1         14.0
                                                        -----        -----

                                                        116.1        152.6
                                                        -----        -----

                                                        212.7        243.9
                                                        =====        =====

Consolidated balance sheet (Unaudited)
At December 31, 2001

(Before appropriation of net income)
(Currency - Millions of Euros)

                                                          2001         2000
                                                         (euro)       (euro)
SHAREHOLDERS' EQUITY AND LIABILITIES

Shareholders' equity                                     (211.9)      (207.8)

Minority interest                                          (0.0)        (0.1)
                                                          -----        -----

                                                         (211.9)      (207.9)
                                                          -----        -----
Provisions
Pensions                                                   20.3         16.5
Other provisions                                           37.4         36.4
                                                          -----        -----

                                                           57.7         52.9
                                                          -----        -----

Long-term liabilities                                     275.7        269.2
                                                          -----        -----

Short-term liabilities
Bank overdrafts and short-term loans                       35.0         49.2
Accounts payable trade                                     27.8         42.8
Taxes and social security contributions                     9.5         13.2
Other debts                                                 5.5          5.9
Accrued liabilities                                        13.4         18.6
                                                          -----        -----

                                                           91.2        129.7
                                                          -----        -----

                                                          212.7        243.9
                                                          =====        =====

Consolidated statement of income (Unaudited)
For the year ended December 31, 2001

(Currency - Millions of Euros)

                                                             2001       2000
                                                            (euro)     (euro)
Revenues

Net sales                                                   366.1       456.8
Change in inventory of finished products and
  work in process                                           (18.8)       11.1
Production costs capitalized for own business
  activities                                                  6.3         7.7
                                                           ------      ------

                                                            353.6       475.6
                                                           ------      ------
Cost of revenues
Cost of raw materials and supplies                         (122.0)     (181.1)
Wages and salaries                                          (93.7)      (97.3)
Social security                                             (28.2)      (28.0)
Pension cost                                                 (4.8)       (4.1)
Depreciation of fixed assets                                (18.8)      (16.8)
Other cost of revenues                                      (86.1)      (98.4)
                                                           ------      ------

                                                           (353.6)     (425.7)

Operating income before restructuring expenses               --          49.9
                                                           ------      ------

Restructuring expenses                                      (14.6)        --
                                                           ------      ------

Operating income / (loss)                                   (14.6)       49.9
                                                           ------      ------
Financial income and expense
Interest income                                               0.4         2.7
Interest expense                                            (29.1)      (31.0)
Currency exchange loss                                       (3.4)       (5.2)
                                                           ------      ------

                                                            (32.1)      (33.5)
                                                           ------      ------

Income / (loss) on ordinary activities before taxation      (46.7)       16.4
                                                           ------      ------

Provision for tax on income on ordinary activities            2.6         2.3
                                                           ------      ------

Income / (loss) on ordinary activities after taxation       (49.3)       14.1
                                                           ------      ------

Minority interest                                            (0.1)       --
                                                           ------      ------

Net income / (loss)                                         (49.4)       14.1
                                                            =====       =====

Consolidated cash flow statement (Unaudited)
For the year ended December 31, 2001

(Currency - Millions of Euros)

                                                                 2001      2000
                                                                (euro)    (euro)
Cash flows from operating activities

Net income                                                      (49.4)     14.1
                                                                -----     -----

Depreciation of fixed assets                                     18.8      16.8
Valuation adjustment of fixed assets                             (0.6)     (0.7)
Decrease/increase in minority interest                            0.1      (0.8)
Decrease/increase provisions                                      4.8     (11.2)
                                                                -----     -----

                                                                 23.1       4.1
                                                                -----     -----

Decrease/increase in inventory                                   17.9     (12.6)
Decrease/increase in current assets other than
  inventory and cash                                             26.7      (8.6)
Decrease/increase in short-term liabilities other
  than loans and bank overdrafts                                (24.3)      1.4
                                                                -----     -----

Change in working capital                                        20.3     (19.8)
                                                                -----     -----

Net cash used in operating activities                            (6.0)     (1.6)
                                                                -----     -----

Cash flows from investing activities
Net additions to fixed assets                                   (21.9)    (22.1)
Participations                                                   (1.6)      --
                                                                -----     -----

Net cash used in investing activities                           (23.5)    (22.1)
                                                                -----     -----

Cash flows from financing activities
Issuance of share capital                                        46.2      30.0
Adjustment to goodwill                                            --       (8.1)
Proceeds from loans and short-term bank liabilities              12.7      40.4
Redemption of loans and short-term bank liabilities             (20.5)    (41.0)
                                                                -----     -----

Net cash from financing activities                               38.4      21.3
                                                                -----     -----

Translation differences on cash                                  (0.8)     (0.3)
                                                                -----     -----

Net decrease/increase in cash                                     8.1      (2.7)
                                                                 ====      ====

Notes to consolidated financial statements (Unaudited)
At December 31, 2001

(Currency - Millions of Euros)

1.   General

BCcomponents Holdings B.V. ("the company"), having its legal seat in Eindhoven, The Netherlands, is engaged in the development of a broad line of electronic components.

The company was disentangled from Philips Electronics as of January 1, 1999 and for this transaction a shelf company was used (later renamed into BCcomponents Holdings B.V.).

A summary of the management report is included in the annual report. The full management report is available at the office of the company upon request.

2.   Principles of Consolidation

All significant intercompany balances and transactions are eliminated in consolidation. The consolidated financial statements integrally include the financial statements of the company and the following group companies, which are economically and organisationally linked to the company:


                                                                                 Percentage
Name                                                       Country               Ownership
-----------------------------------------------            -----------           ----------

BCcomponents Holdings (Netherlands) B.V.                   Netherlands           100%
BCcomponents B.V.                                          Netherlands           100%
BCcomponents International B.V.                            Netherlands           100%
BCcomponents Austria GmbH                                  Austria               100%
BCcomponents Holdings GmbH                                 Germany               100%
BCcomponents Beyschlag GmbH                                Germany               100%
BCcomponents Vertriebs GmbH                                Germany               100%
BC Components, Inc.                                        USA                   100%
BCcomponents SAS                                           France                100%
BCcomponents Estate N.V. (previously known as
     BCcomponents Holding N.V.)                            Belgium               100%
BCcomponents N.V.                                          Belgium               100%
BCcomponents UK Ltd.                                       United Kingdom        100%
BC Components South Europe SRL                             Italy                 100%
Valen Ltd.                                                 Hong Kong             100%
BCcomponents (Shanghai) Company Ltd.                       China                 95%
BCcomponents Trading (Shanghai) Co. Ltd.                   China                 100%
BCcomponents India Pvt. Ltd.                               India                 100%
BCcomponents Hong Kong Ltd.                                Hong Kong             100%
BCcomponents China Ltd.                                    Hong Kong             100%



BCcomponents Singapore Pte. Ltd.                           Singapore             100%
BCcomponents (Taiwan) Ltd.                                 Taiwan                100%


In 2001, BC Components Inc. started a joint venture of 49% in Capfoil, LLC. This joint venture is not consolidated, but stated at its net asset value presented under financial fixed assets.

The relevant part of total group equity and net result attributable to third parties is included as minority interest in the consolidated balance sheet and statement of income respectively.

Assets, shareholders' equity and liabilities of foreign group companies not denominated in euros are for consolidation purposes translated into euros at the rates of exchange prevailing at yearend. Income and expense are translated at the average rates of exchange for the year. Gains and losses resulting from the translation are recorded directly in shareholders' equity.

3.   Accounting Principles

a)   General

The accounting principles of the company are summarized below. These accounting principles have all been applied consistently throughout the year and the preceding year.

Assets and liabilities are stated at face value unless indicated otherwise.

Assets and liabilities denominated in foreign currencies are translated into euros at the rates of exchange prevailing at yearend. Transactions in foreign currencies are translated at the rates of exchange prevailing at the date of the transaction. The exchange results are recorded under financial income and expense in the statement of income.

b)   Comparative figures

Certain reclassifications have been made to the 2000 financial statements in order to conform to the current year's presentation.

c)   Intangible fixed assets

Capitalized costs in connection with software development included in intangible fixed assets are amortized on a straight-line basis over a period of 2-5 years.

Goodwill originating from the acquisition of investments represents the difference of the (company's share in) net asset value and the acquisition cost of the investments at the time of the acquisition.

Intangible fixed assets are revalued in case of any permanent impairment.

d)   Tangible fixed assets

Tangible fixed assets are stated at the acquisition cost, less straight-line depreciation. The depreciation is calculated on the basis of acquisition cost less residual value and the estimated useful life of the related asset. The estimated useful lives are:

  Buildings                                          10 - 25 years
  Machinery and equipment                             5 - 10 years
  Other tangible fixed assets                          2 - 5 years

Tangible fixed assets are revalued in case of any permanent impairment.

Tangible fixed assets under construction are stated at the lower of production cost or net realizable value. Production cost includes materials, direct labor, an attributable proportion of manufacturing overheads based on normal levels of activity. Net realizable value is based on estimated selling price, less further costs expected to be incurred for completion and disposal.

e)   Financial fixed assets

Investments in subsidiaries and associating companies are stated at net asset value if the company effectively exercises influence of significance over the operational and financial activities of these investments. The net asset value is determined on the basis of the accounting principles applied by the company.

f)   Inventory

Raw materials, supplies and trade goods are stated at the lower of (first-in, first-out) purchase price or net realizable value. Finished products and work in process are stated at the lower of production cost or net realizable value.

Production cost includes materials, direct labor, an attributable proportion of manufacturing overheads based on normal levels of activity. Net realizable value is based on estimated selling price, less further costs expected to be incurred for completion and disposal.

g)   Accounts receivable

Accounts receivable are stated at face value, less an allowance for possible uncollectable accounts.

h)   Income taxes

Income taxes are calculated based on the corporate income tax systems applicable in the respective countries. The value of inventories, tangible fixed assets, accounts receivable and provisions for tax purposes are different from the value in the statutory accounts. Deferred tax assets resulting from fiscal loss compensation are valued at nil.

i)   Financial instruments

On-balance sheet financial instruments are stated at nominal value unless indicated otherwise.

The company uses an off-balance sheet financial instrument (interest cap) to hedge its potential exposure to movement in interest rates.

j)   Recognition of income

Net sales are determined on the basis of the value (excluding taxes) of goods invoiced, less discounts, rebates and similar charges granted to customers. Sales are recognized upon delivery of the goods. Cost of sales is recorded in the same period as sales are recognized.

Other revenues and expenses are recorded in the period in which they originate.

4.   Financial Fixed Asset

The movement in investments in unconsolidated companies is as follows:

Book value January 1                                            (euro)    -
Acquisition of 49% interest in Capfoil LLC                      (euro)    1.6

Book value December 31                                          (euro)    1.6
                                                                =============

5.   Intangible Fixed Asset

The movement in capitalized software recorded under intangible fixed assets is as follows:

Book value January 1                                            (euro)    0.8
Additions                                                       (euro)    0.1
Amortization                                                    (euro)   (0.3)

Book value December 31                                          (euro)    0.6
                                                                =============

Historical Cost                                                 (euro)    0.9
Accumulated amortization                                        (euro)   (0.3)

Book value December 31                                          (euro)    0.6
                                                                =============

6.   Tangible Fixed Assets

The movement in tangible fixed assets is as follows:


                                                        Machinery        Other
                                       Land And           And           Tangible
                                       Buildings        Equipment     Fixed Assets       Total
                                        (euro)           (euro)          (euro)          (euro)

Book Value January 1                     28.1             54.2             8.2            90.5


Translation Gain                          0.2              1.2             0.1             1.5
Additions                                 1.3             21.0             2.8            25.1
Retirements                              (0.4)            (2.4)           (0.5)           (3.3)
Valuation adjustments                    (0.1)            (0.8)            --             (0.9)
Depreciation                             (2.2)           (12.9)           (3.4)          (18.5)
                                         ----             ----            ----           -----

Book value December 31                   26.9             60.3             7.2            94.4
                                         ====             ====            ====           =====

Historical Cost                          34.7             74.0            14.5           123.2
Accumulated Depreciation                 (7.8)           (13.7)           (7.3)          (28.8)
                                         ----             ----            ----           -----

Balance December 31                      26.9             60.3             7.2            94.4
                                         ====             ====            ====           =====


7.   Accounts Receivable

Accounts receivable as presented under current assets are specified as follows:


                                              2001                                   2000
                                             (euro)                                 (euro)
                                        Remaining period                       Remaining period
                             ---------------------------------          ------------------------------
                                Not
                             exceeding     More Than                    Up To      More Than
                              1 year        1 year       Total          1 year      1 year       Total

Trade                          39.7           0.3         40.0           66.9         0.4         67.3
Other receivable                3.7           0.2          3.9            3.7         0.2          3.9
Prepaid expenses                1.4            --          1.4            0.8          --          0.8
                               ----          ----         ----           ----        ----         ----

                               44.8           0.5         45.3           71.4         0.6         72.0
                               ====          ====         ====           ====        ====         ====

Accounts receivable at December 31, 2001 are substantially denominated in foreign currencies. The foreign currencies include the currencies of those countries in which the group has its operations.

8.   Cash

Cash at December 31, 2001 includes short-term time deposits for the amount of
(euro) 9.3 (2000 - (euro) 2.4). Otherwise no restrictions on usage of cash exist.

9.   Provisions

Pension provisions are determined by actuarial calculation. Pension benefits of Dutch employees are insured with the "Bedrijfspensioenfonds voor de Metaalindustrie". Pension provisions included in the consolidated balance sheet primarily represent non-insured pension liabilities related to foreign subsidiaries. These provisions are predominantly of a long term nature.

Other provisions include those for expected expenditures related to planned reorganisation, restructuring and rationalisation measures. The short-term portion of other provisions amounts to (euro) 24.3 (2000 - (euro) 23.6).

The movement in other provisions is specified as follows:

                                                          2001           2000
                                                         (euro)         (euro)

Balance January 1                                          36.4           41.5
Translation effects                                         -              0.3
Use of Provisions                                         (13.6)         (10.5)
Addition to provision                                      14.6            5.1
                                                         ------          -----
Balance December 31                                        37.4           36.4
                                                         ======          =====

10.  Liabilities

Liabilities with a remaining period up to 1 year, including the short-term portion of long-term liabilities, are presented under short-term liabilities.

The carrying amount of the long-term debt at December 31, 2001 is at nominal value. Liabilities at December 31, 2001 are partially denominated in foreign currencies. The foreign currencies include a mezzanine loan amounting to USD
105.7 million (2000 - USD 105 million) and loans for the equivalent of (euro)
40.8 (2000 - (euro) 40.7) denominated in USD and/or the local currencies in which the relevant group companies operate. The mezzanine loan is subordinated in right of payment to other loan facilities amounting to (euro) 192.0 (2000 -
(euro) 193.9). The interest rate on the Euro denominated loans is based upon LIBOR plus a margin. The interest rate on the USD 105 million mezzanine loan amounts to 13% (2000 - 12%), 12% of which is paid in cash and 1 % of which is added to the principal on a quarterly accrual basis.

Liabilities with a remaining period of more than 1 year are specified as follows:


                                                  2001                                      2000
                                                 (euro)                                    (euro)
                                             Remaining period                         Remaining period
                                    ---------------------------------         ----------------------------------
                                     Up To        More Than                   Up To        More Than
                                     5 years       5 years       Total        5 years       5 years        Total

Bank Loans                            152.6         119.7        272.3         118.3         146.9         265.2
Other long-term liabilities             3.4           --           3.4           4.0           --            4.0
                                      -----         -----        -----         -----         -----         -----


                                      156.0         119.7        275.7         122.3         146.9         269.2
                                      =====         =====        =====         =====         =====         =====


The company has granted security over its assets in favour of the financial institutions to support borrowings from those financial institutions by the company and its subsidiaries within the BCcomponents Holdings group.

11.  Income Taxes

The company and its Dutch wholly owned subsidiaries constitute a fiscal entity. The group has a loss carryforward of approximately (euro) 150.0 (2000 - (euro) 100.0), which is available to reduce future tax liabilities.

12.  Credit Facilities

The company and its subsidiaries have credit facilities available under a revolving arrangement and local loans amounting to (euro) 72.5 (2000 - (euro) 72.3). At December 31, 2001 these facilities were used for an amount of (euro)
53.6 (2000 - (euro) 46.1).

The credit facilities with certain banks are secured by pledging of the company's assets. In addition the company is not allowed to pledge assets to other third parties.

13.  Commitments

a)   Purchase commitments

The company and its group companies have in their ordinary course of business activities entered into purchase commitments for raw materials and supplies, which amount to approximately (euro) 3.9 at December 31, 2001 (2000 - (euro) 24.6).

Purchase commitments in connection with the acquisition of fixed assets amount to approximately (euro) 1.0 (2000 - (euro) 4.6).

b)   Rental obligations and operational lease commitments

Total commitments in connection with rental obligations and operational lease agreements amount to approximately (euro) 10.4 (2000 - (euro) 11.4). The short-term portion of these commitments amounts to approximately (euro) 2.7 (2000 - (euro) 2.4). The portion that is due after 5 years amounts to approximately (euro) 2.8 (2000 - (euro) 2.9).

c)   Guarantees

The guarantees provided by the company on behalf of third parties amount to
(euro) 2.1 (2000 - (euro) 1.0) and relate to bank guarantees.

14.  Segment Information

a)   Business Segments

The business segment composition of the consolidated net sales is as follows:

                                                     2001           2000
                                                    (euro)         (euro)

Capacitors                                           196.9          235.9
Resistors                                            159.7          187.6
Other                                                  9.5           33.3
                                                     -----          -----

                                                     366.1          456.8
                                                     =====          ======
b)   Geographical Segments

The geographical composition of the consolidated net sales is as follows:

                                                      2001          2000
                                                     (euro)        (euro)

The Netherlands                                       15.5           19.5
Other European countries                             188.0          225.6
North America                                         67.7           93.8
Central and South America                              3.4            3.9
Asia                                                  88.2          108.9
Africa                                                 0.5            1.0
Australia                                              2.8            4.1
                                                      -----        -----

                                                     366.1          456.8
                                                     =====          =====

15.  Personnel

The average number of personnel during the year was approximately 3.930 (2000 - 4.092) employed in the following functional areas:

                                                       2001         2000

Production and engineering                            3.041        3.212
Sales and marketing                                     212          207
Distribution and Administration                         677          673
                                                      -----        -----

                                                      3.930        4.092
                                                      =====        =====

The number of personnel does not include the 1.057 (2000 - 1.184) (sub) contractors in Danshui (China).

16.  Financial Instruments

The company (uses in the normal course of business) various types of financial instruments. Financial instruments include those recognized in the balance sheet (on-balance sheet) and off-balance sheet financial instruments.

The estimated fair value of a financial instrument is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's length transaction. Fair values are determined from listed market prices, price quotations from banks or from pricing models.

The company has procedures and policies in place to control risks related to financial instruments. These policies and procedures include a clear segregation of duties between operating, settlement, accounting and controlling of all financial instruments used. (In addition, the geographical spread of the company's activities limits the exposures to concentrations of credit or market risk.) The company's management is involved in the risk management process.

a)   On-balance sheet instruments

Financial instruments in the balance sheet substantially include accounts receivable trade/ cash/ securities/ long-term loans/ short-term loans/ accounts payable trade.

The estimated fair values of on-balance financial instruments at December 31, 2001 approximate their carrying amounts unless indicated otherwise.

The remainder of this note relates to off-balance sheet instruments.

b)   Interest derivatives

Interest derivatives are mostly related to long-term financing arrangements and are used to manage exposure to movements in interest rates and/or to adjust the fixed rate or floating rate nature of financing arrangements.

An interest rate cap of (euro) 30.0 with a strike of 5.5% against one-month EURIBOR is still outstanding, to expire on May 22, 2002. The fair value of this interest rate cap is not significant.

c)   Interest rates

The variable interest rate, substantially based on LIBOR to be paid will change to the extent that rates fluctuate. Such changes may be substantial.

17.  Cash Flow Statement

The cash flow statement is derived from the statement of income and other changes between the opening and closing balance sheets, eliminating the effect of currency translation differences upon consolidation. The cash in the cash flow statement includes time deposits. Movements in provisions for assets have been included under the item provided for.

                                                     (in thousands)
                                                      September 30,
Consolidated Balance Sheet (Unaudited)                    2002
                                                         (euro)
Fixed assets
Intangible Fixed Assets                                      373
Tangible Fixed Assets                                     84,396

                                                         -------
                                                          84,769
                                                         -------

                                                         -------
Participations                                               --
                                                         -------

Currents assets

Inventory
Raw materials and supplies                                14,158
Work in process                                            7,219
Finished products and trade goods                         20,696

                                                         -------
                                                          42,073
                                                         -------

Accounts receivable trade                                 40,206
Other receivables                                          2,737
Prepaid expenses                                           1,921
                                                         -------
                                                          44,864
                                                         -------

Cash                                                      10,791
                                                         -------

Total                                                    182,497
                                                         =======

                                                     (in thousands)
                                                      September 30,
Consolidated Balance Sheet (Unaudited) - continued        2002
                                                         (euro)

Share Capital                                            55,258
Translation Differences                                   1,238
Reserves                                               -258,992
Current Year Results                                    -43,460
                                                       --------

Shareholders'Equity                                     -245,956

                                                       ---------
Minority interest                                            --
                                                       ---------

                                                       -245,956
                                                       --------

Provisions
Pensions                                                 17,091
Other provisions                                         24,129

                                                         41,220
                                                       --------

Long-term liabilities                                   247,907
                                                       --------

Short-term liabilities
Bank overdrafts and short-term
  liabilities                                            58,492
Trade Accounts Payable                                   34,173
Accrued liabilities                                      46,661
                                                       --------
                                                        139,326
                                                       --------

                                                        182,497
                                                       ========

Statement of Income                                        2002          2001
                                                         YTD Sept.     YTD Sept.
Revenues

Net Sales                                                 222,154       294,791
Change in Inventory                                        -4,453       -11,674
Production costs capitalised
                                                          -------       -------

                                                          217,701       283,117
                                                          -------       -------

Cost of revenues
Costs of raw materials                                     85,557        98,765
Wages & salaries                                           89,368       105,308
Social security                                              --             --
Pension Costs                                                --             --
Depreciation of Fixed Assets                               12,759        13,757
Other costs of revenues                                    48,748        54,571
                                                          -------       -------
                                                          236,432       272,401
                                                          -------       -------
                                                                0

Operating Income                                          -18,731        10,716
                                                          -------       -------

Financial Income & Charges
Interest Income                                               175           322
Interest Expense                                          -24,841       -22,938
Currency exchange loss                                      6,075          -940
                                                          -------       -------
                                                          -18,591       -23,556
                                                          -------       -------

Income on Ordinary activities                             -37,322       -12,840
                                                          -------       -------
Taxation                                                       59        -1,647
                                                          -------       -------

Income after Tax                                          -37,263       -14,487
                                                          -------       -------

Non ordinary expenses                                      -7,000           --
                                                          -------       -------
Net Income                                                -44,263       -14,487
                                                          =======       =======

Cashflow                                                      2002       2001
                                                            YTD Sept.  YTD Sept.

Cash flows from operating activities
Net income                                                   -43.5       -14.0
                                                             -----       -----

Depreciation of fixed assets                                  12.8        13.8
Valuation adjustment of fixed assets                           --           --
Decrease/increase in minority interest                         --          0.1
Decrease/increase provisions                                 -16.5        -4.8
                                                             -----       -----

                                                              -3.7         9.1
                                                             -----       -----

Decrease/Increase in inventory                                 6.6        11.9
Decrease/Increase in current assets other than
  inventory and cash                                           0.4        19.6
Decrease/increase in short-term liabilities other
  than loans and bank overdrafts                              24.8       -12.6
                                                             -----       -----
Change in working capital                                     31.8        18.9
                                                             -----       -----

Net cash used in operating activities                        -15.4        13.9
                                                             -----       -----

Cash flows from investing activities
Net aditions to tangible fixed assets                         -2.6       -18.6
Participations                                                 1.6         0.0
                                                             -----       -----

Net cash used in investing activities                         -1.0       -18.6
                                                             -----       -----

Cash flows from financing activities
Issuance of share capital                                      9.4        44.2
Adjustment to goodwil                                           --          --
Proceeds from loans and short-term bank liabilities           -4.3       -30.4
Redemption of loans and short-term bank liabilities             --          --

                                                             -----       -----
Net cash from financing activities                             5.1        13.8
                                                             -----       -----

Translation differences on cash                                 --          --
                                                             -----       -----
Net decrease/increase in cash                               -11.3          9.1
                                                             -----       -----

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed consolidated financial statements give pro forma effect to the acquisition using the purchase method of accounting and the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements. On December 13, 2002, Vishay Intertechnology, Inc. ("Vishay") acquired BCcomponents Holdings B.V. ("BCcomponents" or "BCC"), a leading manufacturer of passive components with operations in Europe, India and the Far East. The product lines of BCcomponents include linear and non-linear resistors; ceramic, film and aluminum electrolytic capacitors; and switches and trimming potentiometers.

         Vishay acquired the outstanding shares of BCcomponents in exchange for ten-year warrants to acquire 7,000,000 shares of Vishay common stock at an exercise price of $20.00 per share and ten-year warrants to acquire 1,823,529 shares of Vishay common stock at an exercise price of $30.30 per share. In the transaction, outstanding obligations of BCcomponents, including indebtedness and transaction fees and expenses, in the amount of approximately $224 million were paid ($191 million) or assumed ($33 million). Also, $105 million in principal amount of BCcomponents' mezzanine indebtedness and certain other securities of BCcomponents were exchanged for $105 million principal amount of floating rate unsecured loan notes of Vishay due 2102. The Vishay notes bear interest at LIBOR plus 1.5% through December 31, 2006 and at LIBOR thereafter. The interest note could be further reduced to 50% of LIBOR after December 31, 2010 if the price of Vishay common stock trades above a specified target price, as provided in the notes. The notes are subject to a put and call agreement under which the holders may at any time put the notes to Vishay in exchange for 6,176,471 shares of Vishay common stock in the aggregate, and Vishay may call the notes in exchange for cash or for shares of its common stock after 15 years from the date of issuance. Vishay has granted registration rights for the warrants and the shares of common stock issuable in respect of the warrants.

         The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2001 and the nine months ended September 30, 2002 are based on the individual historical statements of operations of Vishay and BCcomponents and combine the results of operations of Vishay and BCcomponents for the year ended December 31, 2001 and the nine months ended September 30, 2002, as if the acquisition had occurred as of January 1, 2001. The unaudited pro forma consolidated condensed balance sheet as of September 30, 2002 is based on the individual historical balance sheets of Vishay and BCcomponents and gives effect to the acquisition as if it had occurred on September 30, 2002.

         The unaudited pro forma condensed consolidated financial statements are based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have occurred had the acquisition occurred on the dates indicated. The pro forma consolidated financial information does not give effect to any cost savings that may result from the integration of the Vishay and the BCcomponents businesses. The pro forma adjustments are subject to change pending a final analysis of the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material.

         This unaudited pro forma consolidated financial information is based upon the respective historical consolidated financial statements of Vishay and BCcomponents and related notes thereto, and should be read in conjunction with those statements and the related notes.


                                   PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                   (UNAUDITED)

                                                September 30, 2002                                    September 30,
                                                   As Reported                      Pro Forma             2002
                                            Vishay             BCC                 Adjustments         Pro Forma
                                            ------             ---                 -----------         ---------
                                                                     (In thousands)
ASSETS

Cash and cash equivalents                $   408,071        $    10,533          ($   75,000)(B)       $   343,604
Accounts receivable                          341,625             41,916                                    383,541
Inventories                                  556,312             41,069                                    597,379
Deferred income taxes                         70,435                  0                                     70,435
Other current assets                         130,243              1,875                                    132,118
                                         -----------        -----------          -----------           -----------
    Total Current Assets                   1,506,686             95,391              (75,000)            1,527,077

Property and equipment, net                1,128,203             82,378                                  1,210,581

Goodwill                                   1,105,784                  0              380,417 (B)         1,486,201

Other Intangible Assets                       78,855                364                                     79,219

Other assets                                  49,672                  0                                     49,672

                                         -----------        -----------          -----------           -----------
                                         $ 3,869,200        $   178,133          $   305,417           $ 4,352,750
                                         ===========        ===========          ===========           ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts and notes payable                              $   113,868    $    33,356    $         0        147,224
                                                                                            3,000 (A)
Other current liabilities                                   329,078         45,545         85,000 (B)    462,623
Current portion of long-term debt                               336         57,093                        57,429
                                                        -----------    -----------    -----------    -----------
      Total Current Liabilities                             443,282        135,994         88,000        667,276

                                                                                         (180,000)(B)
Long-term debt                                              485,644        241,979        116,000 (B)    663,623

Deferred income taxes                                        91,494              0                        91,494

Deferred income                                              33,638              0                        33,638

Minority Interest                                            72,871              0                        72,871

Other liabilities                                           139,266         23,552                       162,818

Accrued pension costs                                       160,066         16,682            300 (B)    177,048

Stockholders' equity

  Common stock                                               14,428              0                        14,428
  Class B Common stock                                        1,538              0                         1,538

  Capital in excess of par value                          1,871,115              0         41,000 (A)  1,912,115
  Retained earnings (deficit)                               647,119       (240,074)       240,117 (B)    647,162
  Accumulated other comprehensive loss                      (90,763)             0                       (90,763)
  Unearned Compensation                                        (498)             0                          (498)
                                                        -----------    -----------    -----------    -----------

  Total stockholders' equity                              2,442,939       (240,074)       281,117      2,483,982
                                                        -----------    -----------    -----------    -----------

                                                        -----------    -----------    -----------    -----------
                                                        $ 3,869,200    $   178,113    $   305,417    $ 4,352,750
                                                        ===========    ===========    ===========    ===========

                        See notes to pro forma condensed consolidated financial statements.


                              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                                   (UNAUDITED)

                                                            Year Ended December 31, 2001                            Year Ended
                                                                   As Reported                    Pro Forma         December 31,
                                                          ------------------------------         Adjustments           2001
                                                             Vishay         BCComponents           Note C           Pro Forma
                                                          -----------       ------------        -----------        -------------
                                                                           (In thousands, except per share data)

Net sales                                                 $ 1,655,346        $   326,438        $         0        $ 1,981,784
Costs of products sold                                      1,273,827            244,115             (7,368)         1,510,574
                                                          -----------        -----------        -----------        -----------
Gross profit                                                  381,519             82,323              7,368            471,210

Selling, general, and
   administrative expenses                                    278,171             82,323                  0            360,494
Restructuring expense                                          61,908             13,018             12,456             87,382
Purchased research and development expense                     16,000                  0                  0             16,000
Amortization of goodwill                                       11,190                  0                  0             11,190
                                                          -----------        -----------        -----------        -----------
Operating income (loss)                                        14,250            (13,018)            (3,856)            (3,856)

Other income (expense):
  Interest expense                                            (16,848)           (25,947)            11,788            (31,007)
  Other                                                        12,701             (2,675)                 0             10,026
                                                          -----------        -----------        -----------        -----------
                                                               (4,147)           (28,622)            11,788            (20,981)
                                                          -----------        -----------        -----------        -----------
Earnings (loss) before income taxes
and minority interest                                          10,103            (41,640)             6,700            (24,837)

Income taxes                                                    5,695              2,318              4,479             12,492
Minority Interest                                               3,895                 89                  0              3,984
                                                          -----------        -----------        -----------        -----------

Net earnings (loss)                                       $       513        ($   44,047)       ($    2,221)       ($   41,313)
                                                          ===========        ===========        ===========        ===========

Basic earnings (loss) per share                           $      0.00                                              ($     0.29)
Diluted earnings (loss) per share                         $      0.00                                              ($     0.29)

Weighted average shares
  outstanding -  basic                                        141,171                                                   141,171
Weighted average shares
  outstanding -  diluted                                      142,514                                                   141,171


       See notes to pro forma condensed consolidated financial statements.


                                PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                                      (UNAUDITED)

                                                    Nine Months September 30, 2002                           Nine Months Ended
                                                           As Reported                      Pro Forma           September 30,
                                                   --------------------------------         Adjustments            2002
                                                     Vishay                BCC                Note C            Pro Forma
                                                   -----------         ------------        ------------        -------------
                                                                      (In thousands, except per share data)

Net sales                                          $ 1,363,436         $   205,191         $         0         $ 1,568,627
Costs of products sold                               1,061,707             166,108              (4,699)          1,223,116
                                                   -----------         -----------         -----------         -----------
Gross profit                                           301,729              39,083               4,699             345,511

Selling, general, and
   administrative expenses                             228,583              56,383                  51             285,017
Restructuring expense                                    7,498               6,465              (3,451)             10,512
Amortization of goodwill                                     0                   0                   0                   0
                                                   -----------         -----------         -----------         -----------
Operating income (loss)                                 65,648             (23,765)              8,099              49,982

Other income (expense):
  Interest expense                                     (21,156)            (22,942)             16,019             (28,079)
  Other                                                  4,755               5,772                                  10,527
                                                   -----------         -----------         -----------         -----------
                                                       (16,401)            (17,170)             16,019             (17,552)
                                                   -----------         -----------         -----------         -----------
Earnings (loss) before income taxes
and minority interest                                   49,247             (40,935)             24,118              32,430

Income taxes                                            11,499                 (54)              6,087              17,532
Minority Interest                                        6,597                   0                                   6,597
                                                   -----------         -----------         -----------         -----------

Net earnings (loss)                                $    31,151         ($   40,881)        $    18,031         $     8,301
                                                   ===========         ===========         ===========         ===========

Basic earnings per share                           $      0.20                                                 $      0.05
Diluted earnings per share                         $      0.19                                                 $      0.05

Weighted average shares
  outstanding -  basic                                 159,371                                                     159,371
Weighted average shares
  outstanding -  diluted                               160,725                                                     160,725


                           See notes to pro forma condensed consolidated financial statements.

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                             (Dollars in thousands)


(A) Pro forma adjustments to record the acquisition reflect the following:

         Vishay acquired the outstanding shares of BCcomponents in exchange for ten-year warrants to acquire 7,000,000 shares of Vishay common stock at an exercise price of $20.00 per share and ten-year warrants to acquire 1,823,529 shares of Vishay common stock at an exercise price of $30.30 per share. Vishay has preliminarily estimated the value of the warrants to be $41 million using the Black-Scholes option pricing model. Vishay also paid cash consideration of $191 million for the payment of indebtedness and transaction fees and expenses.

         The purchase price and related costs are as follows:


Cash consideration:
Existing Cash..........................................................  75,000
Borrowings............................................................. 116,000
Warrants issued........................................................  41,000
Acquisition costs......................................................   3,000
                                                                       --------
Total purchase price...................................................$235,000
                                                                       ========

(B) Under purchase accounting, the total purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. The final allocation of the purchase price will be determined upon completion of an evaluation of the fair value of BCcomponents' tangible and identifiable intangible assets acquired and liabilities assumed at the date of the acquisition. Purchase accounting adjustments have been preliminarily estimated by Vishay's management based upon currently available information. There can be no assurance, however, that the estimated adjustments represent the final purchase accounting adjustments that will ultimately be determined. The following pro forma adjustments have been made to reflect the estimated fair values of the acquired assets and liabilities assumed.


                                                                 Net Assets
                                                             ------------------
                                                             Increase (Decrease)

Estimated restructuring costs........................................   (85,000)
BCC debt paydown.....................................................   180,000
Pension obligations..................................................      (300)
Elimination of BCcomponents deficit .................................  (240,074)
Cost in excess of net assets acquired................................   380,374
                                                                       --------
                                                                       $235,000
                                                                       ========

(C) For purposes of determining the pro forma effect of the Bccomponents acquisition on the Vishay consolidated statement of operations, the following estimated pro forma adjustments have been made:

                                                             Increase (Decrease)
                                                                   Income
                                                                  Year Ended
                                                                  12/31/2001
1. Reconciling items of Dutch GAAP to U.S. GAAP

         Restructuring expense - record expense provisions
           in proper period under U.S. GAAP                         (12,456)

2. Adjust costs of products sold for U.S. manufacturing
     operations not acquired                                          7,368

3. Interest expense reduction due to refinancing of
           BCC debt by Vishay                                         11,788

4. Income tax expense applicable
          to adjustments at a 38%
          assumed rate.............................                   (4,479)
                                                                    ---------
                                                                     $ 2,221


         Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", goodwill and intangible assets deemed to have indefinite lives are no longer amortized and are subject to annual impairment tests. Vishay adopted this new standard effective January 1, 2002, except that the new rules were effective for any business combination completed after June 30, 2001. The pro forma financial statements, therefore, do not reflect any amortization expense relating to the goodwill arising from the acquisition. Beginning January 1, 2002, Vishay no longer records amortization on its goodwill, but no adjustment for this has been reflected in the pro forma presentation for the year ended December 31, 2001.

                                                             Increase (Decrease)
                                                                   Income
                                                               Nine Months Ended
                                                                  9/30/2002
1. Adjust reported BCcomponents from Dutch GAAP to U.S. GAAP

         Selling, general & administrative expense -
              reflect expenses in accordance with U.S.
              GAAP                                                        (51)
             Restructuring expense - record in proper expense
               provisions period under U.S. GAAP                        3,451

2. Adjust cost of products sold for U.S. manufacturing
     operations not acquired                                            4,699


3. Interest expense reduction due to refinancing of
     BCC debt by Vishay                                                 16,019

4. Income tax expense applicable
     to adjustments at a 38%
      assumed rate...........................                          (6,087)
                                                                   ----------
                                                                      $18,031


(D) Amounts for Bccomponents have been translated from Euros to U.S. Dollars as follows:

     Balance Sheet Data - at the approximate exchange rate in effect as of September 30, 2002 (1.0245 Euro per U.S. $1)

     Income Statement Data - at the approximate average exchange rate in effect for the year ended December 31, 2001 (1.1215 Euro per U.S. $1)

     Income Statement Data - at the approximate average exchange rate in effect for the nine months ended September 30, 2002 (1.0826 Euro per U.S. $1)

                                    SIGNATURE



      Pursuant to the requirements of the Securities Exchange Act of 1934, Vishay Intertechnology, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 26, 2002

                                    VISHAY INTERTECHNOLOGY, INC.



                                    By: /s/ Avi D. Eden
                                       ---------------------------------
                                          Avi D. Eden
                                          Executive Vice President
                                          and General Counsel



                                      -3-